Exhibit 5.3

SHERRARD & ROE, PLC

ATTORNEYS AT LAW

424 CHURCH STREET, SUITE 2000

NASHVILLE, TENNESSEE 37219

(615) 742-4200

FACSIMILE (615) 742-4539

WWW.SHERRARDROE.COM

November 26, 2008

Ceridian Corporation

3311 East Old Shakopee Road

Minneapolis, Minnesota 55425

Re:	Ceridian Corporation—Registration Statement on Form S-4 (Registration No. 333-152649)

Ladies and Gentlemen:

We have acted as special counsel to Ceridian Corporation, a Delaware corporation (the “Company”) and Comdata Network Inc. of Australia, a corporation organized under the laws of the State of Tennessee (the “Tennessee Guarantor”) in connection with the preparation and filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (as amended, the “Securities Act”), of a Registration Statement on Form S-4, File No. 333-152649 (as amended, the “Registration Statement”), filed with the Securities and Exchange Commission by the Company. Pursuant to the Registration Statement, the Company is offering $825,000,000 aggregate principal amount of 11-1/4% Senior Notes due 2015 (the “Senior Cash-Pay Notes”) and $475,000,000 aggregate principal amount of 12-1/4%/13% Senior Toggle Notes due 2015 (the “Senior Toggle Notes” and, together with the Senior Cash-Pay Notes, the “Notes”) of the Company to be issued under an Indenture, dated as of November 9, 2007 (including all amendments or supplements thereto, the “Indenture”) among the Company, the guarantors party thereto, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes will be unconditionally guaranteed on a senior basis by the Tennessee Guarantor pursuant to the guarantee contained in the Indenture, (the “Guarantee”).

In acting as special counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the prospectus, dated November 26, 2008 included in the Registration Statement, the Indenture, the form of Notes set forth in the Indenture and the charter and bylaws of the Tennessee Guarantor as in effect on the date hereof. We also have examined such certificates of public officials, corporate records, agreements, documents, opinions and other instruments, and have made such other investigation, as we have deemed necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In our examination of documents executed by parties other than the Tennessee Guarantor, we have assumed that such parties have all necessary corporate or other power, authority and legal right to execute and deliver such documents and to perform their respective duties thereunder and have also assumed the due authorization by all requisite action of the execution and delivery of such documents by such parties.

As to all questions of fact material to this opinion, without any independent investigation or verification, we have relied upon, and assumed the accuracy of, the representations and warranties of each party made in the Indenture and the certificates or documents delivered in connection therewith, certificates of officers of the Company and certificates and records of public officials.

Our opinion is subject to the effect of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights of creditors generally.

Based on the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that the Tennessee Guarantor has all requisite corporate power and authority to execute and deliver the Guarantee and to perform its obligations thereunder. The execution, delivery and performance of the Guarantee by the Tennessee Guarantor has been duly authorized by all necessary corporate action on the part of the Tennessee Guarantor.

The opinions expressed herein are limited to the internal laws of the State of Tennessee and we express no opinion as to applicability thereto, or the effect on the matters covered by this letter, of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law.

Sincerely,

/s/ SHERRARD & ROE PLC

SHERRARD & ROE PLC